Exhibit 4.5

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

WARRANT AGREEMENT

December 16, 2013

                                         :

In connection with the closing of the transaction contemplated by that certain Securities Purchase Agreement, dated of even date herewith, by and among Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), and the other signatories thereto (the “Securities Purchase Agreement”), the Company agrees to issue you a warrant (the “Warrant”) to purchase the number of shares of common stock, $0.01 par value per share, of the Company set forth herein, subject to the terms and conditions contained herein. Unless otherwise separately defined herein, all capitalized terms in this agreement shall have the same meaning as is set forth in the Securities Purchase Agreement.

1. Issuance of Warrant; Exercise Price. The Warrant, which shall be in the form attached hereto as Exhibit A, shall be issued to you concurrently with the execution hereof for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. The Warrant shall provide that you and such other holder(s) of the Warrant, as such may be assigned in accordance herewith, shall have the right to purchase an aggregate of up to                  shares of common stock for an exercise price equal to $4.75 per share (the “Exercise Price”), as described more fully herein. The number, character and Exercise Price of such shares are subject to adjustment as hereinafter provided, and the term “shares” shall mean, unless the context otherwise requires, the shares of common stock and other securities and property receivable upon exercise of the Warrant. The term “Exercise Price” shall mean, unless the context otherwise requires, the price per share purchasable under the Warrant as set forth in this Section 1, as adjusted from time to time pursuant to Section 4.

2. No Impairment. The Company shall not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any other action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or of the Warrant, but will at all times in good faith take any and all action as may be necessary in order to protect the rights of the holder(s) of the Warrant against impairment. Without limiting the generality of the foregoing, the Company (a) will at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrant, shares issuable from time to time upon exercise of the Warrant, (b) will not increase the par value of the shares receivable upon exercise of the Warrant above the amount payable in respect thereof upon such exercise, and (c) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares upon the exercise of the Warrant, or any portion of it.

3. Exercise of Warrant.

(a) Exercise for Cash. At any time and from time to time on or after the date upon which the Company obtains shareholder approval for the Shareholder Matter in accordance with Section 4.12 of the Securities Purchase Agreement, if any, and expiring on December     , 2018 at 11:59 p.m., Virginia Beach, Virginia time (the “Exercise Period”), the Warrant may be exercised as to all or any portion of the whole number of shares covered by the Warrant by the holder thereof by surrender of the Warrant, accompanied by a subscription for shares to be purchased in the form attached hereto as Exhibit B and by a check payable to the order of the Company in the amount required for purchase of the shares as to which the Warrant is being exercised, delivered to the Company at its principal office at 2529 Virginia Beach Boulevard, Suite 200, Virginia Beach, Virginia 23452. To the extent the Company does not obtain shareholder approval for the Shareholder Matter in accordance with Section 4.12 of the Securities Purchase Agreement, the Warrant shall not be exercisable.

(b) Issuance of Certificates. Upon the exercise of a Warrant in whole or in part, the Company will, within fifteen (15) days thereafter, at its expense (including the payment by the Company of any applicable issue or transfer taxes), cause to be issued in the name of and delivered to the Warrant holder a certificate or certificates for the number of fully paid and non-assessable shares to which such holder is entitled upon exercise of the Warrant. In the event such holder is entitled to a fractional share, in lieu thereof such holder shall be paid a cash amount equal to such fraction, multiplied by the Current Value of one full share on the date of exercise. Certificates for shares issuable by reason of the exercise of the Warrant shall be dated and shall be effective as of the date of the surrendering of the Warrant for exercise, notwithstanding any delays in the actual execution, issuance or delivery of the certificates for the shares so purchased. In the event the Warrant is exercised as to less than the aggregate amount of all shares issuable upon exercise of the Warrant held by such person, the Company shall issue a new Warrant to the holder of the Warrant so exercised covering the aggregate number of shares as to which the Warrant remains unexercised.

(c) Current Value. For purposes of this section, “Current Value” is defined (i) in the case for which a public market exists for the shares at the time of such exercise, at a price per share equal to (A) the average of the means between the closing bid and asked prices of the shares in the over-the-counter market for 20 consecutive business days commencing 30 business days before the date of notice of exercise of the Warrant, (B) if the shares are quoted on the Nasdaq Capital Market, at the average of the means of the daily closing bid and asked prices of the shares for 20 consecutive business days commencing 30 business days before the date of such notice, or (C) if the shares are listed on any other national securities exchange, at the average of the daily closing prices of the shares for 20 consecutive business days commencing 30 business days before the date of such notice, and (ii) in the case no public market exists at the time of such exercise, at the Appraised Value. For the purposes of this Agreement, “Appraised Value” is the value determined in accordance with the following procedures. For a period of five (5) days after the date of an event (a “Valuation Event”) requiring determination of Current Value at a time when no public market exists for the shares (the “Negotiation Period”), each party to this Agreement agrees to negotiate in good faith to reach agreement upon the Appraised

Value of the securities or property at issue, as of the date of the Valuation Event, which will be the fair market value of such securities or property, without premium for control or discount for minority interests, illiquidity or restrictions on transfer. In the event that the parties are unable to agree upon the Appraised Value of such securities or other property by the end of the Negotiation Period, then the Appraised Value of such securities or property will be determined for purposes of this Agreement by a recognized appraisal or investment banking firm mutually agreeable to the holder(s) of the Warrant and the Company (the “Appraiser”). If the holder(s) of the Warrant and the Company cannot agree on an Appraiser within two (2) business days after the end of the Negotiation Period, the Company, on the one hand, and the holder(s) of the Warrant, on the other hand, will each select an Appraiser within ten (10) business days after the end of the Negotiation Period and those Appraisers will determine the fair market value of such securities or property, without premium for control or discount for minority interests, illiquidity or restrictions on transfer. Such independent Appraiser(s) will be directed to determine fair market value of such securities or property as soon as practicable, but in no event later than thirty (30) days from the date of its selection. The determination by Appraiser(s) of the fair market value will be conclusive and binding on all parties to this Agreement. If there are two Appraisers, and they do not agree as to fair market value, then fair market value shall be determined to be the average of the fair market values as determined by each Appraiser. Appraised Value of each share at a time when (i) the Company is not a reporting company under the Securities Exchange Act of 1934 and (ii) the shares are not traded in the organized securities markets, will, in all cases, be calculated by determining the Appraised Value of the entire Company taken as a whole and dividing that value by the number of shares then outstanding, without premium for control or discount for minority interests, illiquidity or restrictions on transfer. The costs of the Appraiser(s) will be borne by the Company.

4. Protection Against Dilution. The Exercise Price for the shares and number of shares issuable upon exercise of the Warrant, in whole or in part, is subject to adjustment from time to time as described in this Section 4. The Exercise Price will be equitably adjusted for any distributions or corporate actions that would otherwise have the effect of reducing the value of the warrants except for ordinary monthly cash dividends. Specifically, Exercise Price adjustments shall result from stock dividends, subdivisions, reclassifications, reorganization, consolidation, and any other extraordinary corporate action that has the effect of reducing the value of the warrants. This provision shall not, however, be interpreted to grant the Warrant holder price protection on any subsequent financing.

(a) Certificate as to Adjustments. In the event of adjustment as herein, the Company shall promptly mail to each Warrant holder a certificate setting forth the Exercise Price and number of shares issuable upon exercise after such adjustment and setting forth a brief statement of facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which the Warrant shall be exercisable after any adjustment of the Exercise Price as provided in this Agreement.

(b) Minimum Adjustment. Notwithstanding the foregoing, no certificate as to adjustment of the Exercise Price hereunder shall be made if such adjustment results in a change in the Exercise Price then in effect of less than five cents ($0.05) and any adjustment of less than five cents ($0.05) of any Exercise Price shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, together with any subsequent adjustment that, together with the adjustment or adjustments so carried forward, amounts to five cents ($0.05) or more; provided however, that upon the exercise of a Warrant, the Company shall have made all necessary adjustments (to the nearest cent) not theretofore made to the Exercise Price up to and including the date upon which such Warrant is exercised.

5. Registration Rights. The holder of this Warrant shall be entitled to the registration rights with respect to the shares as set forth in the Registration Rights Agreement of even date herewith, to which the holder and the Company are a party.

6. Restrictive Legend. Executed copies of this Agreement shall be filed in the principal office of the Company. Instruments evidencing all or part of the Warrant shall contain the legends included in Exhibit A.

7. Successors and Assigns; Binding Effect. This Agreement shall be binding upon and inure to the benefit of you and the Company and their respective successors and permitted assigns.

8. Notices. Any notice hereunder shall be given by registered or certified mail, if to the Company, at its principal office referred to in Section 3(a) and, if to a holder, to the holder’s address shown in the Warrant ledger of the Company, provided that any holder may at any time on three (3) days’ written notice to the Company designate or substitute another address where notice is to be given. Notice shall be deemed given and received after a certified or registered letter, properly addressed with postage prepaid, is deposited in the U.S. mail.

9. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Agreement.

10. Assignment; Replacement of Warrant. Subject to the terms of the Securities Act of 1933, relevant state securities law and the terms of this Agreement, this Agreement is assignable. Any assignment shall be effected in accordance with the Form of Assignment attached hereto as Exhibit C. If the Warrant is assigned, in whole or in part, the Warrant shall be surrendered at the principal office of the Company, and thereupon, in the case of a partial assignment, a new Warrant shall be issued to the holder thereof covering the number of shares not assigned, and the assignee shall be entitled to receive a new Warrant covering the number of shares so assigned. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and appropriate bond or indemnification protection, the Company shall issue a new Warrant of like tenor.

11. Rights of Shareholders. Until exercised, the Warrant shall not entitle the holder thereof to any of the rights of a shareholder of the Company.

12. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the principles of choice of laws thereof.

13. Definition. All references to the word “you” in this Agreement shall be deemed to apply with equal effect to any persons or entities to whom a Warrant has been transferred in accordance with the terms hereof, and, where appropriate, to any persons or entities holding shares issuable upon exercise of a Warrant.

14. Headings. The headings herein are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions hereof.

Very truly yours,

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler

Name:	Jon S. Wheeler

Title:	Chairman and Chief Executive Officer

Date:	12/16/13